Exhibit 4.1

Execution Version

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement") is made this 12th day of September, 2008, by and among Liberty Tire Services, LLC, a Delaware limited liability company (“LTS”); Liberty Tire Services of Ohio, LLC, a Delaware limited liability company and wholly owned subsidiary of LTS (“Purchaser”); GreenMan Technologies, Inc., a Delaware corporation (“GTI”); GreenMan Technologies of Iowa, Inc., an Iowa corporation and wholly owned subsidiary of GTI (“GTIA”); GreenMan Technologies of Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of GTI (“GTMN” and, together with GTIA, “Sellers”); and the stockholders of GTI listed on Schedule A to this Agreement (collectively, the “Stockholders” and each, individually, a “Stockholder”).

WHEREAS, as of the date hereof, the Stockholders are the legal and beneficial owners of record of shares of Common Stock of GTI as set forth on Schedule A attached hereto (such shares, together with any shares of Common Stock or other voting or equity securities of GTI hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, pursuant to the Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among LTS, Purchaser, GTI, and Sellers, Purchaser has agreed to acquire substantially all of the assets related to or used in connection with Sellers’ businesses of tire collection, disposal, shredding, processing, recycling and sale of used tires, including without limitation the production of tire derived fuel chips, tire derived mulch, tire shreds, crumb rubber and other tire derived feedstock, located primarily in Iowa and Minnesota, although they also conduct business in Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin (such assets, as more specifically defined in the Purchase Agreement, the “Purchased Assets”);

WHEREAS, as a condition to the willingness of Purchaser to enter into the Purchase Agreement, Purchaser has required that the Stockholders agree, and in order to induce the Purchaser to enter into the Purchase Agreement, the Stockholders are willing to agree, during the Term (as defined below), to vote in favor of the adoption of the Purchase Agreement, the sale and purchase of the Purchased Assets and the transactions contemplated by the Purchase Agreement and each other agreement contemplated thereby (the “Contemplated Transactions”) and to restrict the transfer or disposition of any of the Shares; and

WHEREAS, capitalized terms used in this Agreement without definition shall have such meanings as ascribed to them under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is acknowledged by each party hereto, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.       Voting of Shares.  Each Stockholder covenants and agrees that during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the termination of the Purchase Agreement in accordance with its terms (such date, the “Expiration Date”), at any regular, special or adjourned meeting of the stockholders of GTI, however called (a “Stockholders’ Meeting”), and in any action by written consent of the stockholders of GTI (a “Written Consent”), such Stockholder will vote, or cause to be voted by proxy or otherwise, all of its respective Shares (i) in favor of the adoption of the Purchase Agreement (as the Purchase Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders) and the approval of the Contemplated Transactions, and (ii) against any Acquisition Proposal and against any other action or transaction that may reasonably be construed to make the consummation of the Contemplated Transactions by Purchaser more difficult or expensive.  Prior to the Expiration Date, no Stockholder shall enter into any agreement or understanding with any person or vote or give instructions in any manner inconsistent with this Section 1.

Section 2.       Transfer of Shares.  Each Stockholder covenants and agrees that during the Term that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of its Shares, (ii) deposit any of its Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other voluntary arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.  In the event any party to this Agreement dies prior to the Expiration Date, then this Agreement shall be binding on the descendants, executors, administrators, heirs and assigns of such party.  Any action or attempted action in violation of this Agreement shall be null and void.

Section 3.       Representations and Warranties of the Stockholders.  Each Stockholder on its own behalf hereby severally represents and warrants to Purchaser, solely with respect to itself and its ownership of its Shares, but not with respect to any other Stockholder, as follows:

(a)           Ownership of Shares.  On the date hereof, and except as specifically set forth on Schedule A attached hereto, such Shares are owned of record, legally, beneficially and exclusively by such Stockholder.  Such Stockholder has sole voting power, without restrictions, with respect to all of such Shares.  Such Stockholder does not beneficially own any shares of capital stock of GTI other than the Shares.

(b)           Power; Binding Agreement.  Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c)           No Encumbrances.  As of the date hereof the Shares are, and at all times during the Term the Shares will be, free and clear of any Security Rights or other Encumbrances.

Section 4.       No Solicitation.  During the Term, each Stockholder agrees, in his or her capacity as a stockholder of GTI, that he or she will not, nor will he or she authorize or permit any of his or her agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.  Notwithstanding the foregoing, each Stockholder who serves as an officer or director of GTI may take such actions as are allowed under the provisions of Section 3.7 of the Purchase Agreement.

Section 5.       Termination.  The term of this Agreement shall commence on the date as of which this agreement is executed and shall continue in effect until the Expiration Date (the “Term”); provided, however, that at any time from and after the date hereof this Agreement may be terminated by the written agreement of the parties hereto, effective as of the date of such writing.

Section 6.       Specific Performance.  Each party expressly understands and agrees that any breach of this Agreement would cause irreparable harm to the other parties and that, in addition to any other remedy which such party might have, an aggrieved party shall be entitled to injunctive relief for, and to prevent, any such breach, without the necessity of posting any bond or other security.  The breaching party hereby agrees that should any aggrieved party institute any action or proceeding for injunctive or similar equitable relief to enforce these covenants, the breaching party waives and agrees not to assert the claims or defenses that the aggrieved party has an adequate remedy at law or that the aggrieved party will not suffer irreparable damage.

Section 7.       Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his capacity as an officer or director of GTI.

Section 8.       Miscellaneous.

(a)           All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective upon receipt.  All deliveries shall be made to the following addresses:

if to LTS or the Purchaser, to:

Liberty Tire Services, LLC
Dominion Tower, Suite 3100
625 Liberty Avenue
Pittsburgh, PA 15222
Telephone:  412-562-0148
Facsimile:  412-562-0248
Attn:  Jeffrey D. Kendall and General Counsel
E-mail:  JKendall@LibertyTire.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
Attn:  David L. Forney, Esq.
Telephone:  412-355-6330
Facsimile:  412-355-6501
E-mail:  David.Forney@klgates.com

if to GTI or Sellers, to:

GreenMan Technologies, Inc.
7 Kimball Lane, Building A
Lynnfield, MA 01940
Attn:  Charles E. Coppa, CFO
Telephone:  781-224-2411
Facsimile:  781-224-0114
E-mail:  Coppagmt@aol.com

With a copy (which shall not constitute notice) to:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, MA 02451
Attn:  Carl Barnes, Esq.
Telephone:  781-622-5930
Facsimile:  781-622-5933
E-mail:  cbarnes@mbbp.com

If to the Stockholders:

At the addresses set forth on Schedule A attached hereto,

With a copy (which shall not constitute notice) to:

GreenMan Technologies, Inc.
7 Kimball Lane, Building A
Lynnfield, MA 01940
Attn:  Charles E. Coppa, CFO
Telephone:  781-224-2411
Facsimile:  781-224-0114
E-mail:  Coppagmt@aol.com

or, at such other address as any of the parties shall have furnished in writing to the other parties hereto.

(b)           This Agreement and the agreements specifically referred to herein, or in the Purchase Agreement, supersede any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitute the entire agreement of the parties relating to the subject matter hereof.  This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(c)           If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.  The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the mutual economic, business and other purposes of such void or unenforceable provision.

(d)           This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

(e)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws doctrines.

(f)           The parties shall cooperate in good faith to resolve any dispute that may arise under this Agreement; provided, that if any party believes such dispute cannot be resolved by mutual agreement, then such dispute shall be resolved by arbitration in accordance with the Streamlined Arbitration Rules and Procedures (the “Rules”) of the American Arbitration Association.  Any such arbitration shall be conducted in Wilmington, Delaware or such other place as is mutually acceptable to the Stockholders and the Purchaser by one arbitrator mutually acceptable to the parties involved in such arbitration or, if such parties are unable to agree on an arbitrator, the arbitrator shall be appointed in accordance with the rules of the American Arbitration Association.  The decision and award of any such arbitrator (which may include specific performance and injunctive relief) shall be made in writing, and shall be final and valid, nonappealable, binding upon the parties involved in such arbitration, and enforceable by any such party in any court of competent jurisdiction.  Notwithstanding any provision of this Agreement or the Rules to the contrary, no party will be eligible to receive, and the arbitrator shall not have the authority to award, exemplary, punitive, incidental, indirect or consequential damages, and the arbitrator shall not have the authority to amend this Agreement.  In the event that any dispute regarding this Agreement is resolved by arbitration pursuant to this Section 8(f), the prevailing party shall be entitled to recover from the non-prevailing party (or parties) the fees, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel) incurred by the prevailing party in connection with such action.

(g)           Notwithstanding the provisions of, and in addition to the rights set forth in, Section 8(f), in the event of a breach of the provisions of this Agreement by a party to this Agreement during the Term, any non-breaching party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy.

(h)           In the event litigation is maintained by a party to this Agreement against any other party to enforce an arbitration award rendered under Section 8(f) or to seek specific performance of injunctive relief under Section 8(g), then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

(i)           No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given here or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

(j)           This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)           No Stockholder shall have any liability for any misrepresentation or breach by any other Stockholder hereunder.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the date first written above.

LIBERTY TIRE SERVICES, LLC

BY: /s/Jeffrey D. Kendall
NAME:  Jeffrey D. Kendall
TITLE:  CEO

LIBERTY TIRE SERVICES OF OHIO, LLC

BY: /s/Jeffrey D. Kendall
NAME:  Jeffrey D. Kendall
TITLE:  CEO

GREENMAN TECHNOLOGIES, INC.

BY: /s/Lyle Jensen
NAME:   Lyle Jensen
TITLE:  CEO

GREENMAN TECHNOLOGIES OF
MINNESOTA, INC.

BY: /s/Lyle Jensen
NAME:   Lyle Jensen
TITLE:  CEO

GREENMAN TECHNOLOGIES OF
IOWA, INC.

BY: /s/Lyle Jensen
NAME:   Lyle Jensen
TITLE:  CEO

STOCKHOLDERS:

/s/Maurice E. Needham
Maurice E. Needham

/s/Lyle Jensen
Lyle Jensen

/s/Allen Kahn
Dr. Allen Kahn

/s/Lew F. Boyd
Lew F. Boyd

/s/Nicholas DeBenedictis
Nicholas DeBenedictis

/s/Charles E. Coppa
Charles E. Coppa

SCHEDULE A
TO
STOCKHOLDER VOTING AGREEMENT

Stockholder	Shares Held
Maurice E. Needham c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	1,268,783 shares of Common Stock
Lyle Jensen c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	635,052 shares of Common Stock
Dr. Allen Kahn c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	4,348,431 shares of Common Stock
Lew F. Boyd c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	275,678 shares of Common Stock
Nicholas DeBenedictis c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	397,454 shares of Common Stock
Charles E. Coppa c/o Greenman Technologies, Inc. 7 Kimball Lane, Building A Lynnfield, MA 01940	387,828 shares of Common Stock